As filed with the Securities and Exchange Commission on June 24, 2014
Registration No. 333-196713

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 1 to
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NRFC Sub-REIT Corp.
(Exact Name of Registrant as Specified in its Charter)

Maryland (State or Other Jurisdiction of Incorporation or Organization)	6798 (Primary Standard Industrial Classification Code Number)	02-0732285 (IRS Employer Identification No.)
399 Park Avenue, 18th Floor, New York, NY 10022
(Address of Principal Executive Offices, Including Zip Code)
(212) 547-2600
(Registrant’s Telephone Number, Including Area Code)
Ronald J. Lieberman, Esq.
Executive Vice President, General Counsel and Secretary
NRFC Sub-REIT Corp.
399 Park Avenue, 18th Floor
New York, New York 10022
(212) 547‑2600
(Name, address, including zip code, and telephone number, including area code, of agent for service)
__________________________

With copy to:
Robert W. Downes Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004 (212) 558‑4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement is declared effective and all conditions to the proposed transaction have been satisfied or waived.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b‑2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e‑4(i) (Cross‑Border Issuer Tender Offer)         ☐
Exchange Act Rule 14d‑1(d) (Cross‑Border Third‑Party Tender Offer)     ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock, par value $0.01 per share	377,193,902 shares	Not applicable	$6,250,102,956	$805,013.26
8.75% Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share	2,466,689 shares	Not applicable	$62,079,162	$7,995.80
8.25% Series B Cumulative Redeemable Preferred Stock, par value $0.01 per share	13,998,905 shares	Not applicable	$344,513,052	$44,373.28
8.875% Series C Cumulative Redeemable Preferred Stock, par value $0.01 per share	5,000,000 shares	Not applicable	$126,750,000	$16,325.40
8.50% Series D Cumulative Redeemable Preferred Stock, par value $0.01 per share	8,000,000 shares	Not applicable	$199,680,000	$25,718.78
8.75% Series E Cumulative Redeemable Preferred Stock, par value $0.01 per share	10,000,000 shares	Not applicable	$250,500,000	$32,264.40
Total Amount of Registration Fee				$931,690.92 (4)

(1)
This registration statement registers the maximum number of: (i) shares of common stock, par value $0.01 per share (“our common stock”), of NRFC Sub-REIT Corp. (“Sub-REIT” or the "Company") issuable to holders of common stock, par value $0.01 per share (“NorthStar Realty common stock”), of NorthStar Realty Finance Corp. (“NorthStar Realty”), (ii) shares of preferred stock, par value $0.01 per share (“our preferred stock”) of Sub-REIT issuable to holders of preferred stock, par value $0.01 per share (“NorthStar Realty preferred stock”), of NorthStar Realty, in each case, in the proposed merger of NorthStar Realty with and into Sub-REIT (the “merger”); and (iii) shares of our common stock issuable to holders of profit interests (“LTIPs”) in NorthStar Realty Finance Limited Partnership (“NRFLP”) upon consummation of the proposed merger of NRFLP into NorthStar Realty (the “Operating Partnership merger”).

(2)
The number of shares of our common stock to be registered has been determined based on: (i) the 369,274,399 shares of outstanding NorthStar Realty common stock as of June 18, 2014; and (ii) 7,919,503 shares of our common stock that may be issued to NRFLP LTIP holders upon consummation of the Operating Partnership merger. The number of shares of Sub-REIT preferred stock to be registered has been determined based upon NorthStar Realty’s: (i) 2,466,689 outstanding shares of 8.75% Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share; (ii) 13,998,905 outstanding shares of 8.25% Series B Cumulative Redeemable Preferred Stock, $0.01 par value per share; (iii) 5,000,000 outstanding shares of 8.875% Series C Cumulative Redeemable Preferred Stock, par value $0.01 per share; (iv) 8,000,000 outstanding shares of 8.50% Series D Cumulative Redeemable Preferred Stock, par value $0.01 per share; and (v) 10,000,000 outstanding shares of 8.75% Series D Cumulative Redeemable Preferred Stock, par value $0.01 per share, in each case, as of June 18, 2014.

(3)
Pursuant to Rules 457(c) and 457(f), the proposed maximum aggregate offering price for our common stock and preferred stock was calculated based upon the market value of shares of NorthStar Realty common stock and the relevant series of NorthStar Realty preferred stock, as applicable (the securities to be canceled in the merger), calculated based on the average of the high and low prices per share of NorthStar Realty common stock and NorthStar Realty preferred stock, as applicable, on June 10, 2014 (which was within five business days of the initial filing of this Registration Statement on Form S-4), multiplied by the shares of NorthStar Realty common stock and the relevant series of NorthStar Realty preferred stock, as applicable, that may be canceled and exchanged in the merger

(4)
$929,639.21 was previously paid with the initial filing of our Registration Statement on Form S-4 on June 12, 2014. Accordingly, an additional $2,051.71 is being paid herewith upon the filing of this amendment.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

On June 12, 2014, NRFC Sub-REIT Corp. ("Sub-REIT" or the "Company") filed its Registration Statement on Form S-4 with the Securities and Exchange Commission (the "SEC"). This Amendment No. 1 to Sub-REIT's Registration Statement on Form S-4 (this "Amendment"), is being filed solely for the purpose of submitting the XBRL information and to update the Calculation of Registration Fee table for the payment of an additional filing fee. No changes have been made to Part I or Part II of the Registration Statement other than this explanatory note, the cover page, exhibit list and signature page. This Amendment does not contain a copy of the preliminary prospectus included in the Registration Statement, nor is it intended to amend or delete any part of the preliminary prospectus.
PART II
INFORMATION NOT REQUIRED IN REGISTRATION STATEMENT
Indemnification of Directors and Officers.
Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services; or (ii) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. The Company’s charter contains such a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.
The Company’s charter authorizes, and the Company’s bylaws obligate, the Company, to the maximum extent permitted by Maryland law, to obligate the Company to indemnify any present or former director or officer or any individual who, while a director of the Company and at the request of the Company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her status as a present or former director or officer of the Company and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. The Company’s charter and bylaws also permit the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and any employee or agent of the Company or a predecessor of the Company.
Maryland law requires a corporation (unless its charter provides otherwise, which the Company’s charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made, or threatened to be made, a party, or witness in, by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that: (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty; (ii) the director or officer actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. A Maryland corporation may not indemnify a director or officer with respect to a proceeding by or in the right of the corporation in which the director or officer was adjudged liable to the corporation or a proceeding charging improper personal benefit to the director or officer in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by or in the right of the corporation, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of: (i) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and (ii) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.
Each of the Company’s directors and executive officers have entered into indemnification agreements that require that the Company indemnify such directors and officers to the maximum extent permitted by Maryland law and that the Company pay such persons’ expenses in defending any civil or criminal proceeding in advance of final disposition of such proceeding.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Exhibits and Financial Statement Schedules.

(a)	Exhibits. Exhibits that previously have been filed are incorporated herein by reference.
EXHIBITS

Exhibit Number	Description of Exhibit
2.1#	Form of Articles of Merger
3.1#	Articles of Incorporation of NRFC Sub-REIT Corp.
3.2#	Articles Supplementary of NRFC Sub-REIT Corp. dated January 3, 2005
3.3#	Articles Supplementary of NRFC Sub-REIT Corp. dated May 9, 2008
3.4#	Amended and Restated Bylaws of NRFC Sub-REIT Corp.
3.5#	Form of Articles of Amendment and Restatement of NRFC Sub-REIT Corp.
3.6#	Form of Amended and Restated Bylaws of NRFC Sub-REIT Corp.

Certain Instruments defining the rights of holders of long‑term debt securities of the Registrant and its subsidiaries are omitted pursuant to Item 601(b)(4)(iii) of Regulation S‑K. The Registrant hereby undertakes to furnish to the SEC, upon request, copies of any such instruments.

5.1#	Opinion of Venable LLP
8.1#	Opinion of Hunton & Williams LLP
8.2#	Opinion of Kramer Levin Naftalis & Frankel LLP
10.1+
NorthStar Realty Finance Corp. 2004 Long‑Term Incentive Bonus Plan (incorporated by reference to Exhibit 10.13 to NorthStar Realty Finance Corp.’s Quarterly Report on Form 10‑Q for the quarter ended September 30, 2004)

10.2+
Executive Employment and Non‑Competition Agreement, dated as of October 4, 2007, between NorthStar Realty Finance Corp. and David T. Hamamoto (incorporated by reference to Exhibit 99.1 to NorthStar Realty Finance Corp.’s Current Report on Form 8‑K filed October 5, 2007)

10.3+
Executive Employment and Non‑Competition Agreement, dated as of October 4, 2007, between NorthStar Realty Finance Corp. and Daniel R. Gilbert (incorporated by reference to Exhibit 99.3 to NorthStar Realty Finance Corp.’s Current Report on Form 8‑K filed October 5, 2007)

10.4+
Executive Employment and Non‑Competition Agreement, dated as of October 4, 2007, between NorthStar Realty Finance Corp. and Albert Tylis (incorporated by reference to Exhibit 99.1 to NorthStar Realty Finance Corp.’s Current Report on Form 8‑K filed July 27, 2009)

10.5+
NorthStar Realty Finance Corp. Executive Incentive Bonus Plan (incorporated by reference to Exhibit 10.31 to NorthStar Realty Finance Corp.’s Quarterly Report on Form 10‑Q for the quarter ended September 30, 2009)

10.6+
Amendment to NorthStar Realty Finance Corp. Executive Incentive Bonus Plan (incorporated by reference to Exhibit 10.26 to NorthStar Realty Finance Corp.’s Quarterly Report on Form 10‑Q for the quarter ended March 31, 2011)

10.7+
Form of Amended and Restated Indemnification Agreement for directors and officers of NorthStar Realty Finance Corp. (incorporated by reference to Exhibit 10.25 to NorthStar Realty Finance Corp.’s Quarterly Report on Form 10‑Q for the quarter ended June 30, 2011)

10.8+
Executive Employment Agreement, dated as of April 29, 2011, between NorthStar Realty Finance Corp. and Debra A. Hess (incorporated by reference to Exhibit 10.26 to NorthStar Realty Finance Corp.’s Quarterly Report on Form 10‑Q for the quarter ended June 30, 2011)

10.9+
Executive Employment Agreement, dated as of April 18, 2012, between NorthStar Realty Finance Corp. and Ronald J. Lieberman (incorporated by reference to Exhibit 10.26 to NorthStar Realty Finance Corp.’s Quarterly Report on Form 10‑Q for the quarter ended June 30, 2012)

10.10
Subscription Agreement dated as of December 10, 2012, by and among NRFC PE Fund Investor LLC, NRFC Inception, LP, Inception GP, LLC and the other party thereto (incorporated by reference to Exhibit 10.29 to NorthStar Realty Finance Corp.’s Annual Report on Form 10‑K for the year ended December 31, 2012)

10.11
Amendment to NorthStar Realty Finance Corp. Executive Incentive Bonus Plan (incorporated by reference to Exhibit 10.30 to NorthStar Realty Finance Corp.’s Quarterly Report on Form 10‑Q for the quarter ended March 31, 2013)

10.12
Purchase and Sale Agreement, effective as of February 15, 2013 among NRFC MH II Holdings, LLC. ARC Real Estate Holdings, LLC and certain of its affiliates (incorporated by reference to Exhibit 10.1 to NorthStar Realty Finance Corp.’s Current Report on Form 8‑K/A filed May 6, 2013)

10.13
Amendment to Purchase and Sale Agreement, made as of March 27, 2013 among NRFC MH II Holdings, LLC, ARC Real Estate Holdings, LLC and certain of its affiliates (incorporated by reference to Exhibit 10.2 to NorthStar Realty Finance Corp.’s Current Report on Form 8‑K/A filed May 6, 2013)

10.14
Master Repurchase Agreement, dated as of March 11, 2013, by and among NRFC DB Loan, LLC, as master seller, and Deutsche Bank AG, Cayman Islands Branch, as buyer (incorporated by reference to Exhibit 10.1 to NorthStar Realty Finance Corp.’s Current Report on Form 8‑K filed March 12, 2013)

10.15
Limited Guaranty, dated as of March 11, 2013, executed and delivered by NorthStar Realty Finance Corp., NorthStar Realty Finance Limited Partnership and NRFC Sub‑REIT Corp. to Deutsche Bank AG, Cayman Islands Branch (incorporated by reference to Exhibit 10.2 to NorthStar Realty Finance Corp.’s Current Report on Form 8‑K filed March 12, 2013)

10.16+
Second Amended and Restated 2004 Omnibus Stock Incentive Plan of NorthStar Realty Finance Corp. (incorporated by reference to Appendix A to NorthStar Realty Finance Corp.’s Definitive Proxy Statement on Schedule 14A filed April 19, 2013)

10.17
Agreement of Purchase and Sale, dated as of June 12, 2013, by and between Project Shore JV I, LLC and Project Shore JV II, LLC, as Buyers, and Common Pensions Fund E, as Seller (incorporated by reference to Exhibit 10.36 to NorthStar Realty Finance Corp.’s Quarterly Report on Form 10‑Q for the quarter ended June 30, 2013)

10.18
Portfolio Acquisition Agreement and Interest Purchase and Sale Agreement dated as of March 14, 2014, by and among Seller (as defined therein) Eclipse Health Holdings-T, LLC, as Purchaser, Formation Capital Asset Management III LLC and Safanad, Inc., as Stakeholder Representatives and Madison Title Agency, LLC, as Escrow Agent (solely for the purposes of Sections 4(b), 11(l) and 34(c)) (incorporated by reference to Exhibit 10.1 to NorthStar Realty Finance Corp.’s Current Report on Form 8-K filed March 17, 2014)

10.19
Limited Liability Company Agreement of Eclipse Investment, LLC, dated as of May 7, 2014, by and between FC Eclipse Investment, LLC and Eclipse Health Holdings-T, LLC (incorporated by reference to Exhibit A to the Portfolio Acquisition Agreement and Interest Purchase and Sale Agreement filed as Exhibit 10.1 to NorthStar Realty Finance Corp.’s Current Report on Form 8-K filed March 17, 2014)

10.20
Form of Management Agreement between NorthStar Asset Management Group Inc. or an affiliate and NorthStar Realty Finance Corp. (incorporated by reference to Exhibit 99.1 to NorthStar Realty Finance Corp.’s Current Report on Form 8-K filed on May 23, 2014)

12.1#	Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends
21.1#	Significant Subsidiaries of the Registrant
23.1#	Consent of Grant Thornton LLP (with respect to NorthStar Realty Finance Corp.)
23.2#	Consent of Grant Thornton LLP (with respect to NRFC Sub‑REIT Corp.)
23.3#	Consent of Venable LLP (included in Exhibit 5.1)
23.4#	Consent of Hunton & Williams LLP (included in Exhibit 8.1)
23.5#	Consent of Kramer Levin Naftalis & Frankel LLP (included in Exhibit 8.2)
101*
The following materials from the NRFC Sub-REIT Corp. Registration Statement on S-4, formatted in XBRL (eXtensible Business Reporting Language): (A)(i) Consolidated Balance Sheets as of March 31, 2014 (unaudited) and December 31, 2013; (ii) Consolidated Statements of Operations (unaudited) for the three months ended March 31, 2014 and 2013; (iii) Consolidated Statements of Comprehensive Income (Loss) (unaudited) for the three months ended March 31, 2014 and 2013; (iv) Consolidated Statements of Equity for the three months ended March 31, 2014 (unaudited) and year ended December 31, 2013; (v) Consolidated Statements of Cash Flows (unaudited) for the three months ended March 31, 2014 and 2013; and (vi) Notes to Consolidated Financial Statements (unaudited); and (B) (i) Consolidated Balance Sheets as of December 31, 2013 and December 31, 2012; (ii) Consolidated Statements of Operations for the years ended December 31, 2013, 2012 and 2011; (iii) Consolidated Statements of Comprehensive Income (Loss) for the years ended December 31, 2013, 2012 and 2011; (iv) Consolidated Statements of Equity for the years ended December 31, 2013, 2012 and 2011; (v) Consolidated Statements of Cash Flows for the years ended December 31, 2013, 2012 and 2011; and (vi) Notes to Consolidated Financial Statements.

#	Incorporated by reference to the identically numbered exhibit to the Registrant's Registration Statement on Form S-4, filed with the SEC on June 12, 2014.

+	Denotes management contract or compensatory plan or arrangement required to be filed as an exhibit hereto.

*	Filed herewith.

Undertakings
The undersigned registrant hereby undertakes:
(a)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)    to include any registration statement required by Section 10(a)(3) of the Securities Act;
(ii)    to reflect in the registration statement any facts or events arising after the effective date of the registration statement (or the most recent post‑ effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of registration statement filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)    to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post‑effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.
(b)    That, for the purpose of determining any liability under the Securities Act, each such post‑effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    To remove from the registration by means of a post‑effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(d)    That, for purposes of determining liability under the Securities Act to any purchaser, each registration statement filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than registration statements filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or registration statement that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or registration statement that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or registration statement that was part of the registration statement or made in any such document immediately prior to such date of first use.
(e)    That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will each be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)    any preliminary registration statement or registration statements of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)    any free writing registration statement relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)    the portion of any other free writing registration statement relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)    any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(f)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
(g)    To supply by means of a post‑effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized.

NRFC Sub-REIT Corp.
Date:	June 24, 2014	By:	/s/ DAVID T. HAMAMOTO
Name: David T. Hamamoto
Title: Chairman and Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ DAVID T. HAMAMOTO	Chairman and Chief Executive Officer	June 24, 2014
David T. Hamamoto	(Principal Executive Officer)

/s/ DEBRA A. HESS	Chief Financial Officer	June 24, 2014
Debra A. Hess	(Principal Financial Officer and Principal Accounting Officer)

/s/ ALBERT TYLIS	Director	June 24, 2014
Albert Tylis

/s/ DANIEL R. GILBERT	Director	June 24, 2014
Daniel R. Gilbert